Exhibit 99.1

News Release

Extra Space Storage Inc. Announces New Agreement with AAAAA Rent-a-Space to Acquire 13 Properties in Northern California and Hawaii and Gives Update on Recent Acquisition Activity

SALT LAKE CITY, UT, June 18, 2007 (MARKET WIRE via COMTEX News Network) — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that on June 15, 2007, its operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), entered into a contribution agreement with various limited partnerships affiliated with AAAAA Rent-A-Space (the “Contributors”) to acquire 13 self-storage facilities (the “Properties”).  The contribution agreement replaces the previously announced purchase and sale agreement, dated December 8, 2006, involving a cash purchase of the Properties, which has been terminated.  The contribution transaction is currently expected to close by the end of the second quarter of 2007, subject to customary closing conditions.

Eleven of the Properties are located in the Bay Area of Northern California and two are in Hawaii.  The Properties include approximately 14,700 self storage units, containing an aggregate of approximately 1.04 million square feet of net rentable space.  The total value of the contribution consideration for the Properties is approximately $150.2 million, including the issuance of approximately $130 million of newly designated Series A Participating Redeemable Preferred Units (the “Series A Preferred Units”) and the assumption of approximately $20 million of third-party debt, approximately $12 million of which will be prepaid at the closing of the transaction.

The terms of the Series A Preferred Units will be governed by the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership which will be entered into upon the closing of the transaction.  The Series A Preferred Units will have priority over all other partnership interests with respect to distributions and liquidation.  Approximately $115 million aggregate capital amount of the Series A Preferred Units will bear a fixed priority return of 5% and have a fixed liquidation value of $115 million, and the remaining balance will participate in distributions with and have a liquidation value equal to that of the common units.  In addition, the Series A Preferred Units will be redeemable at the option of the Contributors on or after September 1, 2008, which redemption obligation may be satisfied by the Company in cash or shares of its common stock.

Upon the closing of the contribution transaction, the Operating Partnership will loan to the Contributors approximately $100.0 million (the “Contributor Loans”).  The Contributor Loans will bear interest at 4.85% per annum, will be secured by a pledge of the Series A Preferred Units and will be guaranteed by the primary owners of the Contributors.  The Contributor Loans will be due upon the earlier of a redemption of the Series A Preferred Units and the tenth anniversary after the Contributor Loans are made.

In addition to the new agreement with the Contributors, the Company also announced the acquisition of nine properties for a total of approximately $78.1 million since the beginning of the second quarter 2007.  These properties are located in California, Florida, Georgia, Maryland and Virginia.  To date in 2007, the Company has acquired 13 properties for a total of approximately $107.1 million.

Forward-Looking Statements

When used in this discussion and elsewhere, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information.  The Company may also make additional forward-looking statements from time to time.  All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements.  All forward-looking statements, including without limitation, regarding the closing of the acquisition on the terms described in this press release, or at all, are based upon the Company’s current expectations and various assumptions.  The Company’s expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.  All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements.  For a further list and description of such risks and uncertainties, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements apply only as of the date made.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Information:

James Overturf

Extra Space Storage Inc.

(801) 365-4501

Mark Collinson

CCG Investor Relations

(310) 231-8600

SOURCE: Extra Space Storage Inc.